CERTIFICATE OF ELIMINATION
                                       OF
                             AMERICAN STANDARD INC.

     AMERICAN STANDARD INC., a corporation organized and existing under the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of American Standard Inc. held on September 2, 1993, resolutions were duly adopted setting forth the proposed elimination of the series of Exchangeable Preferred Stock as set forth herein:

     WHEREAS on June 30, 1993 American Standard Inc. exchanged all of its outstanding Exchangeable Preferred Stock for certain debentures, and

     WHEREAS it is deemed desirable to eliminate all reference to Exchangeable Preferred Stock in American Standard Inc.'s Restated Certificate of Incorporation and to restore all of the issued and unexchanged and all of the authorized and unissued shares of Exchangeable Preferred Stock to the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series, now therefore it is

     RESOLVED, that no shares of the series of Exchangeable Preferred Stock of American Standard Inc. are outstanding and none will be issued, and further

     RESOLVED, that a Certificate of Elimination be executed, which shall have the effect when filed and recorded in Delaware of eliminating from the Restated Certificate of Incorporation of American Standard Inc. all references to the series of Exchangeable Preferred Stock.

     SECOND: None of the authorized shares of the series of Exchangeable Preferred Stock are outstanding and none will be issued.

     THIRD: In accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation of American Standard Inc. is hereby amended to eliminate all reference to the series of Exchangeable Preferred Stock.


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     IN WITNESS WHEREOF, said American Standard Inc. has caused this certificate to be signed by Frederick W. Jaqua,  its Vice President,  and attested by Israel
A. Stein, its Assistant Secretary, this 22nd day of September, 1994.

                                                          AMERICAN STANDARD INC.

                                                      By: /s/ Frederick W. Jaqua
                                                                  Vice President

         ATTEST:


         By: /s/ Israel A. Stein
             Assistant Secretary